EXHIBIT 5

[Letterhead of Maynard, Cooper & Gale, P.C.]

April 29, 2004

Alabama National BanCorporation

1927 First Avenue North

Birmingham, Alabama 35203

Dear Sirs:

We are counsel to Alabama National BanCorporation, a Delaware corporation (the “Company”), in connection with the registration on Form S-8 under the Securities Act of 1933 (the “Act”) relating to 10,000 shares (the “Shares”) of common stock of the Company, $1.00 par value per share (the “Common Stock”) and related deferred compensation obligations (the “Obligations”) to be distributed in shares of Common Stock, or in cash, to be issued in accordance with the terms of the Alabama National BanCorporation Amended and Restated Performance Share Plan for Certain Directors of Citizens’ and People’s Bank, N.A. (the “Plan”). We have examined such corporate records, certificates and other documents as we have considered necessary or appropriate for the purposes of this opinion. In our opinion:

1. The Obligations have been duly authorized by all requisite action on the part of the Company and, when issued in accordance with the terms and conditions of the Plan, will be legally issued and the binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors’ rights or by general principles of equity; and

2. When the Registration Statement on Form S-8 relating to the Shares (the “Registration Statement”) has become effective under the Act, and the Shares will have been duly issued as contemplated by the Registration Statement and the Plan, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the other rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

MAYNARD, COOPER & GALE, P.C.

By:	/s/ Christopher B. Harmon
Christopher B. Harmon